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RICHARD L. SCOTT INVESTMENTS, LLC


                             1415 PANTHER LANE, SUITE 322, NAPLES, FLORIDA 34109
                             TEL: (239) 591-6671 FAX: (239) 591-6705




                                  March 2, 2004

CERTIFIED MAIL - RETURN RECEIPT REQUESTED

Mr. Frank F. Ferola
President and Chief Executive Officer
The Stephan Co.
1850 West McNab Road
Fort Lauderdale, Florida 33309

                  Re: Request for Copy of Corporate By-Laws and Date of Next Shareholders' Meeting

Dear Mr. Ferola:

         Richard L. Scott Revocable Trust is the record owner of 116,400 common shares of The Stephan Co. We have not been able to find a copy of the company's by-laws in any of the company's public filings. Thus, please inform us in what public filing a copy of the company's by-laws were filed or forward to us a copy of the company's by-laws.

         It is our understanding that your most recent shareholders' meeting to elect directors was held on September 1, 2000 and that in order to comply with Sarbanes Oxley, the company will need to elect independent directors to its board of directors. We would welcome the opportunity to have a discussion with you about possible independent directors. In addition, please let us know the proposed date for the next shareholders meeting at which directors of the company will be elected. The Trust, as a shareholder of the company, is considering proposing one or two nominees for election as independent directors to the company's board of directors.

         Thank you for your assistance and please feel free to contact us should you have any questions.

                                           Very truly yours,

                                           RICHARD L. SCOTT REVOCABLE TRUST

                                           By: /s/ Richard L. Scott,
                                               ---------------------------------
                                                   Richard L. Scott, Trustee

cc:  Shouky Shaheen
     Leonard A. Genovese
     Curtis Carlson
     John DePinto
     Thomas M. D'ambrosio
     Frank F. Ferola